PACIFIC WEBWORKS, INC. [logo]

July 2, 2009

Via EDGAR

Mr. Mark Kronforst, Accounting Branch Chief

U.S. Securities and Exchange Commission

Mail Stop 4561

100 F Street, N.E.

Washington, D.C. 20549

RE:

Pacific WebWorks, Inc.

Form 10-K for fiscal year ended December 31, 2007

Filed March 31, 2008

File No. 000-26731

Dear Mr. Kronforst,

Pacific WebWorks Inc. (the “Company”) is filing Amendment No. 1 to its Form 10-K for the year ended December 31, 2007 which has been revised in accordance with your prior comments.  At this time, the Company is working on the amendments to the quarterly periods of 2008 and we hope to file those amendments before July 10, 2009.

Thank you for your patience in this process.  If you have further questions or comments, please contact the Company’s counsel, Cindy Shy, at (435) 674-1282 or fax (435) 673-2127.

Sincerely,

/s/ Kenneth W. Bell

Kenneth W. Bell

Chief Executive Officer

voice: 801-578-9020

230 W 400 S, 1st Flr

Salt Lake City, Utah 84111

www.pacificwebworks.com

fax: 801-578-9019